WRITTEN INSTRUMENT

of the Board of Trustees of

Fenimore Asset Management Trust

Establishment and Designation of a New Class of Shares

The undersigned, being at least a majority of the Board of Trustees of Fenimore Asset Management Trust, a Massachusetts business trust (the “Trust”), acting pursuant to Section 5.12 of the Trust’s Declaration of Trust dated June 18, 1986, as amended (the “Declaration of Trust”), hereby take the following actions in connection with each separate investment series of the Trust for the purpose of establishing and designating a new class of shares of the Trust:

WHEREAS, the Trust currently offers three separate investment series: FAM Value Fund; FAM Equity-Income Fund and FAM Small Cap Fund (each a “Fund” and collectively the “Funds”); and

WHEREAS, the Trust currently has established and designated a single class of shares of beneficial interest of each of the Funds, the Investor Class; and

WHEREAS, Fenimore Asset Management, Inc. (the “Advisor”), and Fenimore Securities, Inc. (the “Distributor”), have advised the Board that it would be advisable and in the best interest of the Funds and their shareholders to establish an additional class of shares to be designated as the Institutional Class; and

WHEREAS, the Board of Trustees has considered the recommendation of the Advisor and the Distributor with respect to the proposed establishment and designation of the Institutional Class of the Funds and have determined that such action would be advisable and in the best interest of the Funds and their shareholders and that such action would not adversely affect the rights of the shareholders of the Investor Class of the Funds;

NOW THEREFORE, BE IT

RESOLVED, that the Institutional Class be, and it hereby is, established and designated as a separate class of shares of the Trust, applicable with respect to each Fund; and it is

FURTHER RESOLVED, that effective as of January 1, 2016, each of the Funds shall be authorized to offer for purchase shares of beneficial interest of the Institutional Class (“Institutional Shares”), subject to such conditions and limitations on the purchase of such Institutional Shares as are set forth in the Registration Statement of the Trust as filed with the U.S. Securities and Exchange Commission; and it is

FURTHER RESOLVED, that Institutional Shares shall have all of the relative rights and preferences as are accorded to each respective class of shares of the Trust as set forth in the Declaration of Trust, in the Bylaws of the Trust, in the Registration Statement and in the Rule 18f-3 Plan of the Trust; and it is

FURTHER RESOLVED, that the officers of the Trust, acting with the advice of counsel, be, and they hereby are, authorized to take such actions and to make such filings as are deemed necessary and appropriate in order to carry out each of the foregoing resolutions.

IN WITNESS WHEREOF, the undersigned have executed this Written Instrument this 12th day of November, 2015.

/s/ Thomas O. Putnam /s/ Fred Lager

Thomas O. Putnam Fred “Chico” Lager

/s/ John J. McCormack, Jr. /s/ Barbara V. Weidlich

John J. McCormack, Jr. Barbara V. Weidlich

/s/ Kevin J. McCoy /s/ Paul A. Keller

Kevin J. McCoy Paul A. Keller

/s/ Donald J. Boteler

Donald J. Boteler